Exhibit 99.1

MEDIDATA SOLUTIONS, INC.
THIRD AMENDED AND RESTATED
2014 EMPLOYEE STOCK PURCHASE PLAN
1. Purpose. The purpose of the Medidata Solutions, Inc. Third Amended and Restated 2014 Employee Stock Purchase Plan (the “Plan”) is to provide eligible employees of Medidata Solutions, Inc. (the “Company”) and its Subsidiaries with a convenient way to purchase shares of the Company’s common stock (the “Common Stock”). It is believed that participation in the Plan will incentivize employees to exert maximum efforts for the success of the Company and, in turn, enhance stockholder value. The Plan is intended to satisfy the requirements of Section 423 of the Internal Revenue Code of 1986 (the “Code”).
2. Definitions. Capitalized terms that are not otherwise defined in this document shall have the meanings ascribed to them below.
(a) “Account” means the bookkeeping account established in the name of a Participant to reflect the payroll deductions made and accumulated on his or her behalf for the purchase of Common Stock under the Plan.
(b) “Board” means the Board of Directors of the Company.
(c) “Committee” means the Compensation Committee of the Board or such other persons (including the Board) who may be appointed to administer the Plan pursuant to Section 3.
(d) “Common Stock” means the common stock of the Company, $.01 par value per share.
(e) “Eligible Employee” means an Employee whose customary employment is more than twenty (20) hours per week. The Committee may establish additional or different eligibility conditions hereunder and/or under one or more sub-plans covering Employees who are subject to the laws of a foreign jurisdiction, provided that such conditions do not affect the qualified status of the Plan under Section 423 of the Code.
(f) “Employee” means an individual who performs services for a Participating Company in an employer-employee relationship. An individual who is a non-employee director or who is classified in the Participating Company’s records as an independent contractor or “leased employee” shall not be an Employee for purposes of the Plan.
(g) “Fair Market Value” means, on any date, the closing price per share of the Company’s Common Stock on the principal securities exchange on which such shares are traded or, if no shares are traded on that date, the closing price per share on the last preceding date on which such shares are traded.
(h) “Offer Date” means the date on which an Offering is made, which shall occur only on the first day of the Offering Period for such Offering.
(i) “Offering” means the grant of Purchase Rights under the Plan, which shall occur on the first day of each Offering Period.
(j) “Offering Period” means each period of time during which Purchase Rights granted pursuant to an Offering may be exercised, as described in Section 7.1 of the Plan.
(k) “Participant” means an Eligible Employee who participates in an Offering under the Plan and for whom a payroll deduction Account is maintained.
(l) “Participating Company” means the Company and any Subsidiary of the Company that is designated as a participating employer by the Committee.
(m) “Purchase Date” means, with respect to an Offering, each date during the Offering Period on which shares of Common Stock may be purchased pursuant to the exercise of a Purchase Right.
(n) “Purchase Period” means, with respect to an Offering, the period of time from one Purchase Date to the next Purchase Date.
(o) “Purchase Right” means the right to purchase shares of Common Stock granted to a Participant pursuant to an Offering.
(p) “Sale Event” means the occurrence of any of the following: (i) any person (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), other than the Company, any employee benefit plan of the Company, any entity owned directly or indirectly by the shareholders of the Company in substantially the

Exhibit 99.1

same proportion as their ownership of stock of the Company or any person who becomes a beneficial owner directly or indirectly of securities of the Company pursuant to a transaction described in (ii) below, becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its affiliates) representing 50% or more of the combined voting power of the Company’s then outstanding voting securities; or (ii) there shall have been consummated a consolidation, merger or reorganization of the Company, unless (1) the stockholders of the Company immediately before such consolidation, merger or reorganization own, directly or indirectly, at least a majority of the combined voting power of the outstanding voting securities of the corporation or other entity resulting from such consolidation, merger or reorganization, (2) individuals who were members of the Board immediately prior to the execution of the agreement providing for such consolidation, merger or reorganization constitute a majority of the board of directors of the surviving corporation or of a corporation directly or indirectly beneficially owning a majority of the voting securities of the surviving corporation, and (3) no person beneficially owns more than 50% of the combined voting power of the then outstanding voting securities of the surviving corporation (other than a person who is (A) the Company or a subsidiary of the Company, (B) an employee benefit plan maintained by the Company, the surviving corporation or any subsidiary, or (C) the beneficial owner of 50% or more of the combined voting power of the outstanding voting securities of the Company immediately prior to such consolidation, merger or reorganization); or (c) the stockholders of the Company approve the complete liquidation or dissolution of the Company, or a sale or other disposition of all or substantially all of the assets of the Company (other than to an entity described in (ii) above).
(q) “Subsidiary” means a corporation 50% or more of the total combined voting power of which is owned directly or indirectly by the Company, as described in Section 424(f) of the Code.
3. Administration. The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee, acting in its sole and absolute discretion, will have full power and authority to interpret the provisions of the Plan, to establish the start dates and durations of future Offering Periods and the Purchase Date(s) within such Offering Periods, to determine which Subsidiaries will be designated as Participating Companies, to establish one or more sub-plans (including, without limitation, sub-plans intended to achieve certain tax or other objectives in locations outside the United States or to comply with local laws applicable to offerings in such foreign jurisdictions), to supervise the administration of the Plan, and to take such other action as it deems necessary or desirable in order to carry out the provisions of the Plan. All determinations and decisions made by the Committee in administering the Plan shall be final, conclusive, and binding on all persons. Subject to the requirements of applicable law, the Committee may delegate to any person or group or subcommittee of persons (who may, but need not be members of the Committee) such Plan-related functions within the scope of its responsibility, power and authority as it deems appropriate. The Company shall indemnify and hold harmless each member of the Committee and any employee or director of the Company or any Subsidiary to whom any duty or power relating to the administration or interpretation of the Plan is delegated from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the Board), damage and expense (including reasonable legal and other expenses incident thereto) arising out of or incurred in connection with the Plan, unless and except to the extent attributable to such person’s fraud or willful misconduct.
4. Enrollment and Participation.
4.1 General. Any Eligible Employee may enroll in the Plan and participate in an Offering, provided that he or she is an Eligible Employee on the Offer Date and has been an Eligible Employee for at least ten days before such Offer Date (or for such other period of time, not to exceed two years, as the Committee may prescribe). No individual may become a Participant in an Offering on a date other than the first day of the Offering Period.
4.2 Enrollment. An Eligible Employee who desires to become a Participant may do so by enrolling in the Plan before the first day of an Offering Period in such manner (including by electronic signature) and in accordance with such procedures as the Committee may prescribe for this purpose.
4.3 Participation. A Participant may be enrolled for only one Offering at a time and may not participate in multiple Offerings at the same time within overlapping Offering Periods. If an Eligible Employee participates in an Offering and continues to be an Eligible Employee through the end of the Offering Period, then he or she will automatically participate in the next succeeding Offering without having to re-enroll. If a Participant receives a Purchase Right pursuant to one Offering and if, before the end of the Offering Period, he or she ceases to be a Participant (by reason of the Participant’s withdrawal, termination of employment or otherwise), then he or she may not resume participation in that Offering. Such former Participant may, however, participate in a subsequent Offering, provided that he or she satisfies the applicable eligibility and enrollment requirements of the Plan before the Offer Date of such subsequent Offering.
4.4 Five Percent Shareholders. No Employee may be granted a Purchase Right under the Plan if, immediately after the grant of such Purchase Right, the Employee would own stock possessing 5 percent or more of the total combined voting

Exhibit 99.1

power or value of all classes of stock of the Company or any Subsidiary. For this purpose, the rules of Section 424(d) of the Code will apply in determining an Employee’s stock ownership, and stock which the Employee may purchase under any outstanding options (including outstanding Purchase Rights) will be treated as stock owned by the Employee.
4.5 Transfer to Related Corporation. In the event that an Employee leaves the employ of one Participating Company to become an Employee of another Participating Company, such Employee shall be deemed to continue as an Employee for all purposes of the Plan.
5. Common Stock Subject to Plan; Structure of the Plan.
5.1 Shares Reserved for Issue. Subject to Section 12, the Company may issue a total of 1,800,000 shares of Common Stock under the Plan (including any sub-plan established as part of the Plan). If the total number of shares for which Purchase Rights to be granted on any Offer Date exceeds the number of shares then available for issuance under the Plan or a given sub-plan (after deduction of all shares for which Purchase Rights have been exercised under the Plan or are then outstanding), the Company shall make a pro rata allocation of the shares remaining available in as nearly a uniform manner as is practicable and equitable. In such event, the payroll deductions to be made pursuant to the authorizations for the applicable Offering Period may be reduced accordingly and the Company shall give written notice of any such reduction to each affected Participant. Shares issued under this Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares reacquired in private transactions or open market purchases. If any Purchase Rights granted under this Plan shall expire or terminate for any reason without having been exercised in full, the un-purchased shares subject thereto shall again be available for issuance under the Plan.
5.2 Plan Structure.
(a) This Plan document is an omnibus document which includes the primary Plan (the “Statutory Plan”) designed to permit offerings of grants to employees of Participating Companies where such offerings are intended to satisfy the requirements of Section 423 of the Code (although the Company makes no undertaking nor representation to obtain or maintain qualification under Section 423 for any Subsidiary, individual, offering or grant) and also separate sub-plans (each a “Non-Statutory Plan”) which permit offerings of grants to employees of Participating Companies (including certain Non-U.S. Subsidiaries) that are not intended to satisfy the requirements of Section 423 of the Code.
(b) The Statutory Plan shall be a separate and independent plan from the Non- Statutory Plan, provided, however, that the total number of shares authorized to be issued under the Plan applies in the aggregate to both the Statutory Plan and the Non-Statutory Plan. Offerings under the Non-Statutory Plan may be made to achieve desired tax or other objectives in particular locations outside the United States or to comply with local laws applicable to offerings in such foreign jurisdictions. Without limiting the generality of the foregoing, the Board and the Committee are specifically authorized to include in any Non-Statutory Plan such different terms and conditions as it deems appropriate under applicable local law requirements, including, without limitation, terms and conditions regarding eligibility to participate, the definition of compensation, the handling of payroll deductions, the establishment of bank or trust accounts or other funding vehicles to hold payroll deductions, the payment of interest, the conversion of local currency, and the determination or designation of beneficiaries of deceased Participants.
(c) The terms of the Statutory Plan shall be those set forth in this Plan document to the extent such terms are consistent with the requirements for qualification under Section 423 of the Code. The Committee may establish Non-Statutory Plans applicable to particular Participating Companies or locations that are not participating in the Statutory Plan. The terms of a Non-Statutory Plan may take precedence over other provisions in this document, with the exception of Section 5.1 of the Plan (relating to the total number of shares of Common Stock that may be issued under the Plan). Unless otherwise superseded by the terms of such Non-Statutory Plan, the provisions of this Plan document shall govern the operation of such Non-Statutory Plan. Except to the extent expressly set forth herein or where the context suggests otherwise, any reference herein to “Plan” shall be construed to include a reference to the Statutory Plan and the Non-Statutory Plan(s).
6. Payroll Deduction Elections. The purchase price of shares of Common Stock acquired by a Participant under the Plan will be paid with amounts withheld from the Participant’s pay pursuant to the Participant’s payroll deduction election(s) made in accordance with this Section.
6.1 General. As part of the enrollment process, an Eligible Employee must make a payroll deduction election, authorizing the Company to deduct a certain amount from each regular paycheck for the purchase of Common Stock under the Plan. Unless the Committee determines otherwise, the amount to be deducted from each regular paycheck pursuant to an Employee’s payroll deduction election will be determined under the formula: (A x B) ÷ C, where—
A = the Employee’s annual rate of base salary in effect at the time of the payroll deduction election,

Exhibit 99.1

B = the deduction percentage (not to exceed 50%) specified by the Employee, and
C = the number of regular pay periods in a year.

Once established, an Employee’s per-pay-period payroll deduction election will remain in effect (subject to limitations under the Plan) unless and until the Employee changes his or her election or ceases to be a participant in Plan, as provided herein. The Committee may modify the rules and procedures applicable to payroll deduction elections at such time(s) and in such manner as it deems necessary or appropriate for the orderly administration of the Plan; provided, however, that no such action may be taken if it would cause the Plan to be in violation of Section 423(b)(5) of the Code (which provides that all Employees participating in the Plan must have equal rights and privileges). Notwithstanding the foregoing, (a) the total amount deducted from a Participant’s compensation under the Plan shall not exceed $21,250 in any calendar year, and (b) the amount that may be deducted from a Participant’s compensation on any payroll date may not exceed the net amount of cash compensation otherwise payable to the Participant on such date, after taxes and other authorized payroll deductions. If a Participant has an unused Account balance immediately following the last Purchase Date of an Offering Period, such balance will be refunded to the Participant.
6.2 Effect of Election; New Elections. Once a payroll deduction election is in effect, it shall remain in effect unless and until it is revoked or modified. A payroll deduction election may be modified by the filing of a new payroll deduction election in the manner described in Section 6.1. A new payroll deduction election will become effective as soon as practicable after its receipt by the Company and will supersede all prior payroll deduction elections. Unless the Committee determines otherwise, only one rate reduction and one rate increase may be made by any Participant during any Purchase Period. A Participant may increase or decrease the rate of his or her payroll deductions for a subsequent Offering Period by filing a new payroll deduction election before the first day of such subsequent Offering Period, and any such new election will not be taken into account in determining the number of changes the Participant may make during any Purchase Period.
6.3 Participants’ Accounts. The Committee will establish a bookkeeping Account or cause a bookkeeping Account to be established and maintained in the name of each Participant in order to reflect the amount of the Participant’s payroll deductions made and accumulated under the Plan. Each Participant’s Account will be credited with the amounts deducted from the Participant’s compensation under the Plan and, on each Purchase Date, will be reduced by the purchase price paid for any shares of Common Stock acquired by the Participant on such date pursuant to the exercise of the Participant’s Purchase Right. No interest or other earnings will be credited to the Participants’ Accounts. The cash retained by the Company pursuant to a Participant’s payroll deduction election(s) will be considered to be general assets of the Company and may be held or used by the Company as it deems appropriate. As and when a Participant’s Account is charged for the purchase price of shares of Common Stock acquired upon the exercise of the Participant’s Purchase Right(s), a like amount of the Participant’s payroll deductions will be deemed to have been paid to the Company in exchange for such shares.
7. Terms and Conditions of Each Offering. Each Offering under the Plan will be made on the first day of an Offering Period and each purchase of shares of Common Stock pursuant to the exercise of a Purchase Right will be made on a Purchase Date, as described below.
7.1 Offering Periods and Purchase Dates. The first Offering Period under the Plan shall be the 24-month period beginning on January 1, 2014 and, unless the Committee determines otherwise, a new 24-month Offering Period will begin on each subsequent July 1 (starting July 1, 2014) and January 1. Each 24-month Offering Period will have four Purchase Dates, on June 30 and December 31 of each year during the Offering Period (e.g., June 30, 2014, December 31, 2014, June 30, 2015 and December 31, 2015 in the case of the first Offering Period under the Plan). The Committee may prescribe a different start date and/or duration for any future Offering Period, provided that no Offering Period shall have a duration of more than 27 months. The Committee may also establish different Purchase Dates within any future Offering Period, provided that each Offering Period must have at least one Purchase Date and the last day of each Offering Period must be a Purchase Date. The Committee will notify Eligible Employees of any change in future Offering Periods and Purchase Dates as soon as reasonably practicable prior to the scheduled beginning of the first Offering Period to be affected by such change.
7.2 Early Termination of Offering Periods. Unless the Committee determines otherwise, if the Fair Market Value per share of Common Stock on the first day of a new Offering Period is less than the Fair Market Value per share on the first day of an outstanding Offering Period, then (a) the earlier Offering Period shall be deemed to have terminated on the date immediately preceding the first day of such subsequent Offering Period, (b) the deemed termination date of the outstanding Offering Period will also be deemed to be a Purchase Date, (c) the Purchase Right held by each Participant will be exercised on such deemed Purchase Date in accordance with its terms and the terms of the Plan for the exercise of a Purchase Right generally, and (d) the Participant will be automatically enrolled in the new Offering on the first day of such new Offering Period.

Exhibit 99.1

7.3 Purchase Rights. An Eligible Employee who participates in an Offering will receive a Purchase Right on the first day of the Offering Period. Each Purchase Right will permit the Employee/Participant to purchase shares of Common Stock on each Purchase Date within the Offering Period for a purchase price per share equal to the lesser of 85% of the Fair Market Value per share of Common Stock on the first day of the Offering Period, or 85% of the Fair Market Value per share on the Purchase Date. Except as otherwise provided herein, the number of shares of Common Stock that may be purchased by a Participant on any Purchase Date pursuant to the exercise of a Purchase Right will be equal to the amount accumulated in the Participant’s payroll deduction Account on such Purchase Date divided by the purchase price per share determined in accordance with the above formula, rounded down to the nearest whole number. Notwithstanding the foregoing, (a) unless the Committee prescribes a different maximum number with respect to an Offering, no more than 2,500 shares of Common Stock may be covered by a Purchase Right granted to any Participant pursuant to such Offering, and (b) no Participant may be permitted to purchase shares of stock under all qualified employee stock purchase plans of the Company and its Subsidiaries (including the Plan) at a rate that exceeds $25,000 in fair market value of the stock (determined at the time the purchase rights are granted) for any calendar year in which any such purchase right granted to the Participant is outstanding at any time, determined in accordance with Section 423(b)(8) of the Code and the regulations issued thereunder.
7.4 Purchase of Shares. Except as otherwise provided and subject to the limitations contained herein, a Participant’s Purchase Right will be exercised on each Purchase Date within an Offering Period for the number of whole shares determined by dividing the amount then credited to the Participant’s Account by the applicable purchase price per share determined under Section 7.3 above. An amount equal to the aggregate purchase price of the shares being acquired will then be charged against the Participant’s Account, and a corresponding amount of the Participant’s payroll deductions will be deemed to have been paid to the Company in full payment of such purchase price. The Company shall issue the purchased shares to the Participant (in certificated or book entry form) as soon as practicable after the Purchase Date,. The Committee may permit or require that the purchased shares be deposited for the Participant’s account with a broker or agent designated by the Committee. The Committee may require that some or all of such shares be retained by such broker or agent for a designated period of time and/or may establish other procedures as it deems appropriate in connection with the administration of the Plan. The shares acquired pursuant to the exercise of a Purchase Right will be fully paid and non-assessable.
7.5 Withdrawal. Each Participant may withdraw from the Plan during an Offering Period by providing written notice to the Committee (at such time and in such form and manner as the Committee may prescribe) of his or her election to withdraw. A Participant’s withdrawal will become effective as soon as practicable following receipt of such withdrawal notice by the Company, at which time the Participant’s payroll deduction election will be canceled and the balance credited to the Participant’s Account (to the extent not previously applied to the purchase of Common Stock, and, if the withdrawal is effective on or within ten days before a Purchase Date, to the extent not applied to the purchase of Common Stock on such Purchase Date) will be refunded to the Participant, without interest, in full and final satisfaction of the Participant’s interest in the Plan. A Participant who withdraws from the Plan during one Offering Period may not resume his or her participation within the same Offering Period, but he or she may re-enroll in the Plan for a new Offering beginning on the first day of any subsequent Offering Period, subject to the same eligibility and other conditions and the same enrollment procedures as are applicable to any other person who desires to enroll in the Plan.
7.6 Termination of Employment. An individual’s participation in the Plan will automatically terminate and any outstanding Purchase Right held by such individual will be automatically cancelled if he or she ceases to be employed by a Participating Company (regardless of the reason therefor). Upon or as soon as practical after such termination, the balance credited to the Participant’s Account (to the extent not previously applied to the purchase of Common Stock, and, if the termination is effective on or within ten days prior to a Purchase Date, to the extent not applied to the purchase of Common Stock on such Purchase Date) will be distributed, without interest, to the Participant (or, if applicable, the Participant’s beneficiary) in full and final satisfaction of the Participant’s (or beneficiary’s) interest in the Plan.
7.7 Nontransferable Rights. All Purchase Rights acquired pursuant to the Plan shall be nontransferable, except by will or the laws of descent and distribution, and shall be exercisable during the lifetime of a Participant only by the Participant.
7.8 Other Terms and Conditions. Purchase Rights granted under the Plan shall be subject to the terms and conditions set forth herein, and to such other terms and conditions not inconsistent herewith as the Committee may deem appropriate, provided that, except as otherwise permitted or required by applicable law, such terms and conditions shall be identical for each Participant granted Purchase Rights pursuant to any particular Offering under the Statutory Plan or any Non-Statutory Plan, as the case may be.
7.9 Registration of Shares. Notwithstanding anything to the contrary contained herein, no Purchase Rights granted under the Plan may be exercised to any extent unless the shares of Common Stock to be issued upon such exercise are covered by an effective registration statement pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the Plan is in material compliance with all applicable laws. If on any Purchase Date, the shares of Common Stock are not so registered or

Exhibit 99.1

the Plan is not in such compliance, no Purchase Rights granted under the Plan shall be exercised on such Purchase Date, and the Purchase Date shall be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in material compliance, except that the Purchase Date shall in no event be more than twenty-seven (27) months from the commencement of the Offering Date. If on the Purchase Date, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in material compliance with all applicable laws, no Purchase Rights shall be exercised and all accumulated but unused payroll deductions shall be refunded to the Participants, without interest.
8. Tax Withholding. To the extent any (i) grant of a Purchase Right, (ii) purchase of shares, or (iii) disposition of shares purchased under the Plan gives rise to any tax withholding obligation (including, without limitation, income and payroll withholding taxes imposed by any jurisdiction) the Committee may implement appropriate procedures to ensure that such tax withholding obligations are met. Those procedures may include, without limitation, withholding amounts credited to a Participant’s Account, increased withholding from an employee’s current compensation, cash payments to the Company or another Participating Company by the Participant, or a sale of a portion of the stock purchased under the Plan, which sale may be required and initiated by the Company.
9. Equal Rights and Privileges. Notwithstanding anything to the contrary contained herein, all Participants granted Purchase Rights under any Offering shall have the same rights and privileges, except (a) the amount of Common Stock which may be purchased by any Participant pursuant to such Purchase Rights may bear a uniform relationship to the Participant’s total compensation, or his or her basic or regular rate of compensation, and (b) no Participant may purchase more than the maximum amount of Common Stock permitted by the Plan or applicable law. The provisions of this Section are intended to reflect the requirements of Section 423(b)(5) of the Code, and such provisions will be interpreted, construed and administered accordingly.
10. Stock Issuance and Rights as Stockholder. Notwithstanding any other provisions of the Plan, no Participant shall have any rights of a stockholder (including the right to vote and receive dividends) with respect to shares of Common Stock covered by Purchase Rights granted under the Plan unless and until such shares have been purchased and delivered to him or her in accordance with the provisions hereof.
11. Beneficiary Designation. A Participant may designate a beneficiary who will receive any shares of Common Stock and/or unused cash credited to the Participant’s Account in the event of such Participant’s death subsequent to the end of a Purchase Period but prior to delivery of such shares and/or cash to the Participant. Such designation may be made by delivering a written beneficiary designation to the Committee (or its designee) in such form and in such manner as the Committee (or its designee) may prescribe for this purpose. Each beneficiary designation duly filed with the Committee (or its designee) will have the effect of superseding and revoking any prior beneficiary designation. If a Participant does not designate a beneficiary or if no designated beneficiary survives the Participant, then the Participant’s beneficiary will be deemed to be his or her surviving spouse, if any, or, if there is no such surviving spouse, the Participant’s estate.
12. Adjustments Upon Changes in Capitalization or Sale Event.
12.1 Capital Changes. In the event of reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, offering of rights, or any other change in the structure of the Company’s Common Stock, the Committee may make such adjustment, if any, as it may deem appropriate in the number and class of shares that may be issued under the Plan, the maximum number of shares that may be purchased during any Offering Period or calendar year, and the number and class of shares and the purchase price per share covered by Purchase Rights that are then outstanding under the Plan. Such adjustments may include, without limitation, closing an Offering Period or Purchase Period early and permitting purchase on the last business day of the shortened Offering Period or Purchase Period, or terminating an offering and refunding Participants’ Account balances.
12.2 Sale Event. If a Sale Event occurs, the Board or Committee may permit the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) to assume and continue outstanding Purchase Rights or to substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Sale Event) for outstanding Purchase Rights, in either case on an economically equivalent basis. If outstanding Purchase Rights are not so assumed, continued or substituted, then, unless the Committee or the Board determines otherwise, the balance of each Participant’s Account will be applied to purchase shares of Common Stock within ten business days prior to the date of the Sale Event pursuant to automatic exercise of such Participant’s outstanding Purchase Rights in full and final satisfaction of such Participant’s interest in the Plan, and the shares so acquired will be entitled to participate in the Sale Transaction on the same basis as other holders of the Company’s Common Stock, provided that any such automatic exercise of Purchase Rights will be subject to the applicable limitations and provisions that would otherwise be applicable and provided further that any amounts remaining in the Participant’s Account after such automatic exercise of the Participant’s Purchase Rights shall be distributed to

Exhibit 99.1

the Participant in cash on or as soon as practicable (but not more than five business days) after the consummation of such Sale Event.
12.3 Committee or Board Determination Conclusive. All adjustments under this Section 12 shall be made by the Committee or the Board as constituted immediately prior to the capital change or Sale Event, as the case may be, and the Committee’s or Board’s determination as to what adjustments shall be made, and the extent thereof, shall be binding and conclusive.
12.4 Reservation of Rights. The grant of a Purchase Right pursuant to this Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.
13. Securities Law Requirements.
13.1 Investment Representations. The Company may require a Participant as a condition of the grant and/or exercise of a Purchase Right, to represent and establish to the satisfaction of the Company that all shares of Common Stock to be acquired pursuant to such grant and exercise will be acquired for investment and not for resale. The Company may cause such legends to be placed on certificates evidencing any such shares as, in the opinion of the Company’s counsel, may be required by federal and applicable state securities laws.
13.2 Compliance with Applicable Securities Laws. No shares of Common Stock shall be issued to a Participant under the Plan unless and until counsel for the Company determines that: (i) the Company and the Participant have satisfied all applicable requirements under the Securities Act of 1933, as amended, and the Exchange Act; (ii) any applicable requirement of any stock exchange or quotation system on which the Company’s Common Stock is listed or quoted has been satisfied; and (iii) all other applicable provisions of state and federal law have been satisfied.
14. Amendment. The Committee and the Board shall have the right at any time and without notice to amend, modify, suspend or terminate the Plan, provided that no Participant’s existing rights under any outstanding Offering made under the Plan may be adversely affected thereby; and provided further that, except as permitted by Section 12 (relating to adjustments for capital changes and Sale Events), stockholder approval shall be required for any amendment if and to the extent such approval is required by Section 423 of the Code or other applicable law or listing requirements (including, as applicable, any amendment that would (i) increase the number of shares of Common Stock issuable under the Plan, or (ii) change the class of persons eligible to participate in the Plan).
15. Termination. Unless sooner terminated by the Board or the Committee, the Plan will automatically terminate on the earlier of the issuance of all the shares of Common Stock that may be issued under the Plan, or the date which is ten years from the date the Plan was adopted by the Board.
16. Reservation of Shares. The Company will at all times during the term of this Plan reserve and keep available such number of shares of its Common Stock as shall be sufficient to satisfy the requirements of the Plan.
17. No Rights Conferred. Neither the Plan nor an individual’s participation in the Plan shall interfere with or limit in any way the right of a Participating Company to terminate or modify the terms and conditions of such individual’s employment at any time or otherwise confer upon such individual a right to continue in the employ of such Participating Company.
18. Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.
19. Governing Law. The Plan shall be governed by the laws of the State of Delaware without regard to its conflicts of law provisions.
20. Effective Date. This Plan was adopted by the Board of Directors of the Company on April 16th, 2018. The Plan will be effective upon approval by the Company’s stockholders at the 2018 Annual Stockholders’ Meeting, provided, however, that no shares of Common Stock may be issued under the Plan unless the Plan is approved by the Company’s stockholders at the 2018 Annual Stockholders’ Meeting, and provided further that the Plan will automatically terminate and be of no force or effect on the date of such Annual Meeting if the Plan is not so approved.